Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Manning & Napier Fund, Inc. of our report dated December 16, 2016, relating to the financial statements and financial highlights, which appears in the Target 2015 Series, Target 2020 Series, Target 2025 Series, Target 2030 Series, Target 2035 Series, Target 2040 Series, Target 2045 Series, Target 2050 Series, Target 2055 Series, Target 2060 Series, and Target Income Series of Manning & Napier Fund, Inc.’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Custodian, Independent Registered Public Accounting Firm, and Counsel” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 13, 2017